UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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(1)	Title of each class of securities to which transaction applies:

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Contact:	(Investors)

Robert B. Tschudy

Senior Vice President and CFO

SCPIE Holdings Inc.

310/557-8739

e-mail: rtschudy@scpie.com

Roger Pondel

PondelWilkinson Inc.

310/279-5980

e-mail: rpondel@pondel.com

Amy Bilbija

MacKenzie Partners, Inc.

650-804-0332

e-mail: abilbija@mackenziepartners.com

		(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com	SCPIE Holding Inc. 1888 Century Park East Suite 800 Los Angeles, California 90067-1712 310/551-5900 800/962-5549 www.scpie.com

ISS/RISK METRICS RECOMMENDS SCPIE SHAREHOLDERS VOTE FOR MERGER

WITH THE DOCTORS COMPANY

Three Leading Independent Proxy Advisors Concur In Recommending SCPIE

Stockholders Vote FOR $28 Per Share All-Cash Merger

Los Angeles, California – March 17, 2008 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today announced that Institutional Shareholder Services/RiskMetrics (ISS), one of the nation’s leading proxy advisory firms, has recommended that SCPIE stockholders vote FOR the merger agreement with The Doctors Company which provides that all stockholders will receive $28 per share in cash. With this recommendation, three leading independent proxy advisory firms, ISS, Glass Lewis & Co. and PROXY Governance, Inc., have now recommended that SCPIE stockholders support the merger with The Doctors Company. The Special Stockholders Meeting to vote on the merger is scheduled for Wednesday, March 26, 2008.

In its report, recommending for the merger with The Doctors Company, ISS concluded: “Based on our review of SCPIE’s prospects as a standalone company, the sale process, the measures taken to handle the conflicts of interests inherent in Joseph Stilwell’s ownership of both ACAP and SCPIE, and the significant one-day premium, we believe that the current offer warrants shareholder support.” In so finding, they noted that:

On Process – “We note that the company ran a thorough auction process.”

On Premium Analysis – “The Doctors Company’s cash offer price of $28.00 per SKP share represents a significant premium to SCPIE’s historical share price on a pre-announcement basis.”

On ACAP’s bid – “. . .when comparing the two offers, ISS notes that ACAP’s stock offer presented several closing and post-closing risks… [T]he Acquirer’s offer provided the certainty of cash and the speed of a private transaction with regard to closing. The Acquirer’s cash offer did not have the downside risk associated with ACAP’s stock price in a stock merger. Also, the proposed cash offer was not subject to financing conditions…. Finally, we note that presently there is no definitive offer by ACAP for SCPIE’s shares.”

Mitchell S. Karlan MD, Chairman of the Board of SCPIE, stated, “We are very pleased that now three leading independent proxy advisors endorse our proposed merger with The Doctors Company and recognize the superiority of The Doctors Company bid. Moreover, their united front confirms our conviction that the merger offers the best value to SCPIE stockholders and that all stockholders should vote FOR the merger on our WHITE proxy.”

The merger agreement calls for the payment of $28 per share in cash, which represents an aggregate purchase price of approximately $281 million and reflects a premium of approximately 31% over the Company’s closing price one week before the transaction was announced.

The company encourages all stockholders to vote their shares promptly by phone, Internet, or by mailing their WHITE proxy card, and to contact MacKenzie Partners at 800/322-2885 or collect at 212/929-5500 if they have any questions or need any assistance in voting their shares.

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com or by contacting MacKenzie Partners at

800/322-2885 or by email at scpieproxy@mackenziepartners.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.

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